Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to Registration Statement No. 33-98102 on Form N-1A of our report dated January 8, 2016, relating to the financial statements and financial highlights of The Alger Funds II (the “Trust”), comprised of Alger Spectra Fund, Alger Green Fund, Alger Mid Cap Focus Fund (formerly Alger Analyst Fund), Alger Dynamic Opportunities Fund, and Alger Emerging Markets Fund, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2015. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
October 14, 2016